Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Oiltanking Partners Reports Record Financial Results
for the Second Quarter of 2014

HOUSTON — August 6, 2014 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported record second quarter 2014 net income of $42.3 million, or $0.37 per unit, an increase of 43.3% over second quarter 2013 net income of $29.5 million, or $0.31 per unit. The Partnership completed a two-for-one common and subordinated unit split on July 14, 2014, and all references to unit and per unit amounts in this document have been adjusted to reflect the effect of the unit split.

Adjusted EBITDA increased 34.3% to $48.8 million for the second quarter of 2014, compared to $36.4 million for the second quarter of 2013. Adjusted EBITDA, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income in the financial tables below.

The Partnership’s revenues increased by approximately $17.0 million, or 32.6%, to $69.1 million during the second quarter of 2014 compared to the same period in 2013, due to higher storage service fee revenues, throughput fee revenues and ancillary service fee revenues. Storage service fee revenue grew by $6.8 million due to new storage capacity of approximately 3.2 million barrels placed into service in the second half of 2013 and 2.0 million barrels placed into service since January 2014. Throughput fee revenues grew by $8.9 million during the second quarter of 2014 due to fees related to pipeline throughput, fees from in-terminal sales between customers, liquefied petroleum gas (“LPG”) exports at the Partnership’s Houston terminal and customer deficiency charges recognized in the current period.

“We continue to benefit from strong growth in customer export initiatives and logistics needs. General activity at our terminals has increased, and we achieved a new throughput record of more than 1.25 million barrels per day this quarter,” said Ken Owen, President and Chief Executive Officer of the Partnership’s

general partner. “Our Houston expansion projects are enhancing our storage, distribution and export capabilities, allowing us to capitalize on increased customer demand for energy logistics services.”

“We have made excellent progress at Appelt II, successfully placing into service six storage tanks with a total storage capacity of approximately 2.0 million barrels. We are on track to deliver the remainder of the tanks along with the two previously-announced Crossroads pipelines on schedule,” said Owen. “We are also very pleased to have received the necessary permits and broken ground on our Beaumont expansion. Our goal is to build a world-class crude terminal in Beaumont that positions us to execute the same business model we have applied in Houston of delivering maximum connectivity and logistics flexibility to our customers.”

Operating expenses during the second quarter of 2014 were $14.0 million, increasing by $3.0 million compared to the same period in 2013, due to higher costs associated with operations personnel, rental expense, insurance and other expenses largely attributable to increased capacity. Selling, general and administrative expenses during the second quarter of 2014 were $6.3 million, increasing by $1.5 million compared to the same period in 2013, primarily due to the July 2013 increase in the fixed services agreement fee.

As announced at its Analyst Day on June 24, 2014, the Partnership has increased its estimate of 2014 capital expenditures by $50 million primarily to reflect its investment in the Beaumont crude expansion we announced in June, and it now expects to spend between $300 million and $320 million this year.

On July 21, 2014, the Partnership declared an increase in its quarterly cash distribution to $0.26 per unit, or $1.04 per unit on an annualized basis, for the second quarter of 2014. The second quarter distribution is our eleventh consecutive quarterly increase since going public in the third quarter of 2011 and represents a 5.1% increase over the distribution of $0.2475 ($0.495 on a pre-split basis) per unit for the first quarter of 2014 and a 22.4% increase over the distribution of $0.2125 ($0.425 on a pre-split basis) per unit for the second quarter of 2013. The second quarter 2014 cash distribution is expected to be paid on August 14, 2014.

Distributable cash flow for the second quarter of 2014 provided distribution coverage of 1.94 times the amount needed for the Partnership to fund the quarterly distribution to both the limited and general partners and incentive distribution rights. The Partnership will continue to retain cash flow in excess of distributions paid to fund, in part, announced expansion projects.
Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income in the financial tables below.

Conference Call
The Partnership will hold a conference call to discuss its second quarter 2014 financial results on August 7, 2014, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (719) 325-2215 and ask for the Oiltanking call prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through August 14, 2014 by calling (719) 457-0820 and using the pass code 2967735.

Oiltanking Partners, L.P. is a growth-oriented master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We are the logistics provider of choice to major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our core assets are strategically located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Partnership believes investors benefit from having access to the same financial measures used by its management. These non-GAAP financial measures are commonly employed by management, financial analysts and investors to evaluate our performance from period to period and to compare our performance with the performance of our peers.

The Partnership defines Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation and amortization expense and other income, as further adjusted to exclude gains and losses on disposals of fixed assets. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and other third parties, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to the performance of its peers, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

Distributable cash flow is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as net income before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets; and (iii) other (income) expense; less maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues. Management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides visibility regarding the Partnership’s cash available for distribution to unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total distribution payable to all unitholders, the general partner interest and incentive distribution rights.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period, to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. The presentation of these measures may not be comparable to similarly titled measures of other companies in the industry because the Partnership may define these measures differently than other companies.

Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

Contact Information:

Mark Buscovich
Manager, FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$69,073	$52,079	$129,026	$92,265
Costs and expenses:
Operating	13,978	10,979	27,760	20,444
Selling, general and administrative	6,264	4,741	12,042	9,738
Depreciation and amortization	5,540	4,981	10,979	9,471
Gain on disposal of fixed assets	(88)	—	(88)	—
Total costs and expenses	25,694	20,701	50,693	39,653
Operating income	43,379	31,378	78,333	52,612
Other income (expense):
Interest expense	(757)	(1,759)	(2,202)	(2,651)
Interest income	36	—	88	3
Other income	1	17	5	19
Total other expense, net	(720)	(1,742)	(2,109)	(2,629)
Income before income tax expense	42,659	29,636	76,224	49,983
Income tax expense	(408)	(160)	(717)	(315)
Net income	$42,251	$29,476	$75,507	$49,668

Allocation of net income to partners:
Net income allocated to general partner	$11,492	$5,710	$18,486	$7,060
Net income allocated to common unitholders	$16,343	$11,883	$30,297	$21,304
Net income allocated to subordinated unitholders	$14,416	$11,883	$26,724	$21,304

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.37	$0.31	$0.69	$0.55
Subordinated unit (basic and diluted)	$0.37	$0.31	$0.69	$0.55

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	44,100	38,900	44,100	38,900
Subordinated units (basic and diluted)	38,900	38,900	38,900	38,900

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	June 30,	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$10,492	$17,332
Receivables:
Trade	29,857	18,013
Affiliates	65	127
Other	5,108	613
Notes receivable, affiliate	40,000	100,000
Prepaid expenses and other	4,084	1,502
Total current assets	89,606	137,587
Property, plant and equipment, net	666,403	585,826
Intangible assets	3,739	3,739
Other assets, net	4,289	1,822
Total assets	$764,037	$728,974
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued liabilities	$39,780	$38,104
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	4,764	4,264
Total current liabilities	47,044	44,868
Long-term debt, affiliate, less current maturities	187,050	188,300
Deferred revenue	3,666	2,159
Total liabilities	237,760	235,327
Commitments and contingencies
Partners’ capital:
Common units (44,099,802 units issued and outstanding at June 30, 2014 and December 31, 2013)	427,454	418,435
Subordinated units (38,899,802 units issued and outstanding at June 30, 2014 and December 31, 2013)	58,566	50,611
General partner’s interest	40,257	24,601
Total partners’ capital	526,277	493,647
Total liabilities and partners’ capital	$764,037	$728,974

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$75,507	$49,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,979	9,471
Gain on disposal of fixed assets	(88)	—
Amortization of deferred financing costs	104	93
Changes in assets and liabilities:
Trade and other receivables	(16,642)	(6,792)
Prepaid expenses and other assets	(5,153)	(2,188)
Accounts receivable/payable, affiliates	562	(359)
Accounts payable and accrued liabilities	(590)	(2,202)
Deferred revenue	2,660	735
Total adjustments from operating activities	(8,168)	(1,242)
Net cash provided by operating activities	67,339	48,426
Cash flows from investing activities:
Issuance of notes receivable, affiliate	—	(3,000)
Collections of notes receivable, affiliate	60,000	28,000
Payments for purchase of property, plant and equipment	(90,450)	(95,920)
Proceeds from sale of property, plant and equipment	95	44
Purchase of intangible assets	—	(3,739)
Proceeds from property casualty indemnification	303	—
Net cash used in investing activities	(30,052)	(74,615)
Cash flows from financing activities:
Borrowings under credit agreement, affiliate	—	57,000
Payments under notes payable, affiliate	(1,250)	(1,250)
Distributions paid to partners	(42,877)	(31,670)
Net cash (used in) provided by financing activities	(44,127)	24,080
Net decrease in cash and cash equivalents	(6,840)	(2,109)
Cash and cash equivalents — Beginning of period	17,332	7,071
Cash and cash equivalents — End of period	$10,492	$4,962

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Storage capacity, end of period (mmbbls) (1) (3)	23.6	18.5	23.6	18.5
Storage capacity, average (mmbbls) (3)	23.5	18.5	22.3	18.3
Terminal throughput (mbpd) (2)	1,256.2	1,135.7	1,158.4	1,008.5
Vessels per period	261	225	487	419
Barges per period	772	788	1,449	1,619
Trucks per period	16,750	6,900	29,779	12,138
Rail cars per period	98	1,950	148	3,588
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)
During the second quarter of 2014, we placed into service approximately 1.8 million barrels of storage capacity. Amounts do not reflect approximately 210,000 barrels of storage capacity placed into service in July 2014.

Revenues by service category:
(In thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Storage service fees	$35,380	$28,620	$69,417	$56,578
Throughput fees	30,309	21,430	53,579	31,918
Ancillary service fees	3,384	2,029	6,030	3,769
Total revenues	$69,073	$52,079	$129,026	$92,265

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

Three Months Ended	Six Months Ended
June 30,	June 30,
2014	2013	2014	2013

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$42,251	$29,476	$75,507	$49,668
Depreciation and amortization	5,540	4,981	10,979	9,471
Income tax expense	408	160	717	315
Interest expense, net	721	1,759	2,114	2,648
Gain on disposal of fixed assets	(88)	—	(88)	—
Other income	(1)	(17)	(5)	(19)
Adjusted EBITDA	$48,831	$36,359	$89,224	$62,083
Interest expense, net	(721)	(1,759)	(2,114)	(2,648)
Income tax expense	(408)	(160)	(717)	(315)
Maintenance capital expenditures	(1,463)	(260)	(2,829)	(995)
Distributable cash flow	$46,239	$34,180	$83,564	$58,125

Cash distributions (1)	$23,894	$17,112	$46,024	$33,290

Distribution coverage ratio	1.94	x	2.00	x	1.82	x	1.75	x

_____________

(1)	Amounts represent cash distributions declared for our limited partner units, general partner interest and incentive distribution rights, as applicable, for each respective period.

Reconciliation of Debt to Adjusted EBITDA Ratio:

2014 Latest Twelve Months (LTM) Adjusted EBITDA (as of June 30, 2014):
Adjusted EBITDA for the six months ended June 30, 2014	$89,224
2013 Adjusted EBITDA (1)	145,275
Less: Adjusted EBITDA for the six months ended June 30, 2013	(62,083)
2014 Latest Twelve Months (LTM) Adjusted EBITDA (as of June 30, 2014)	$172,416

Total debt, including current portion at June 30, 2014	$189,550
Debt/Adjusted EBITDA Ratio	1.10	x
_____________

(1)	Please refer to the press release of Oiltanking Partners, L.P. issued February 24, 2014, for a reconciliation of Adjusted EBITDA for the year ended December 31, 2013 from net income.

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